UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2021

Finward Bancorp
(Exact name of registrant as specified in its charter)

Indiana	000-26128	35-1927981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9204 Columbia Avenue Munster, Indiana	46321
(Address of principal executive offices)	(Zip Code)

(219) 836-4400
(Registrant’s telephone number, including area code)

NorthWest Indiana Bancorp
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company                  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                  ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2021, Finward Bancorp (the “Bancorp”) and its bank subsidiary, Peoples Bank (the “Bank”), entered into a new Employment Agreement (the “Employment Agreement”) with Mr. David Bochnowski, the Executive Chairman of the Bancorp and the Bank. Mr. Bochnowski’s prior Amended and Restated Employment Agreement dated April 28, 2016, as amended, expired pursuant to its terms on June 28, 2021.

The Employment Agreement provides that effective on June 28, 2021, David A. Bochnowski (the “Executive”) shall serve as the Executive Chairman of the Bancorp and the Bank for a one-year term and provides for a base salary of $140,000.00 per year, subject to increases awarded by the Board of Directors and possible decreases, prior to the occurrence of a Change of Control (as defined in the Employment Agreement) of the Bank, based on operating results or in the event the Bank makes similar decreases in the base salaries it pays the other executive officers of the Bank. The Bancorp, Bank and Executive may mutually agree to extend the Employment Agreement for an additional one-year term by written agreement entered into on or before the expiration of then current term. The Executive is also entitled to discretionary bonuses and customary fringe benefits. The Bank will continue to pay the premiums on life insurance policies insuring the Executive providing for current death benefits of approximately $750,000. As Executive Chairman, the Executive is to: (i) assist the Bancorp and the Bank with their strategic goals and budgeting process and (ii) engage in community and banking activities supporting the mission of the Bancorp and Bank.

The Employment Agreement is terminable by the Bank for “Cause,” which is defined under the Employment Agreement as (i) the failure of Executive to perform his duties pursuant to the Employment Agreement (other than such failure resulting from incapacity due to physical or mental illness), which failure to perform constitutes gross negligence or willful misconduct by the Executive, after a written demand for substantial performance is delivered to Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed his duties; (ii) the commission by Executive of an act of malfeasance, dishonesty, fraud, or breach of trust against the Bank or any of its affiliates, employees, customers, or vendors, resulting or intended to result in substantial gain or personal enrichment to which Executive was not legally entitled; or (iii) Executive's indictment, conviction of, or plea of guilty or no contest to any felony or crime of moral turpitude.

If the Employment Agreement terminates because the Executive is discharged for Cause, or because of his resignation without Good Reason (as defined below), the Bank will pay the Executive any Accrued Obligations (as defined below) under the Employment Agreement through his date of termination. “Accrued Obligations” generally means as of the date of his termination, the sum of (A) the Executive's unpaid base salary through the date of termination, (B) the amount of any unpaid bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the date of termination, and (C) any unused vacation, expense reimbursements and other cash entitlements due the Executive as of the date of termination.

In the event of termination of the Employment Agreement as a result of the death of the Executive, the Bank will pay the Executive’s heirs or estate any Accrued Obligations under the Employment Agreement.

In the event of termination of the Employment Agreement as a result of the disability of the Executive, the Bank will pay the Executive any Accrued Obligations under the Employment Agreement through his date of termination. In addition, he will be entitled to cash compensation until the end of the term of the Employment Agreement equal to 66% of his current base salary and annual bonus, and continuation of benefits and senior executive perquisites that would have been provided to Executive had he remained employed during such period (reduced by any disability payments owed to Executive under the Bank’s disability policies and programs).

If the Executive is discharged without Cause or resigns for Good Reason (defined as the failure to re-elect him as Executive Chairman and as Chairman of the Board of Directors of the Bancorp or the Bank; assignment of duties inconsistent with the Executive’s position, authority, duties or responsibilities as set forth in the Employment Agreement; a substantial diminution in the Executive’s responsibilities or duties; or a material breach by the Bank of the Employment Agreement), and contingent upon Executive timely executing an effective general release and waiver of all known and unknown claims, the Executive will be entitled to: (1) a lump sum amount equal to two times his then-current salary; (2) a lump sum amount equal to two times the prorated amount of Executive’s most recent annual bonus as set forth in the Employment Agreement; (3) continuation for eighteen months of benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period, subject to the terms of the applicable plans and polices; and (4) a payment required to prefund future premiums during the remainder of the term on the insurance policies described above likely to become due prior to the end of the term of the Employment Agreement.

The Employment Agreement provides that in the event of the Executive’s discharge without Cause or resignation for Good Reason in connection with a Change of Control (as defined in the Employment Agreement), the severance payment as it relates to the Executive’s annual bonus will be the most recent annual bonus received by the Executive prior to the Change of Control; provided that, the foregoing provisions will not apply to the severance and benefits provisions if the benefits the Executive would receive under those provisions would be greater without the application of the limitations described in this paragraph. In addition, in the event of a Change of Control, the Bank is to pay to the Executive all future premiums on the life insurance policies on Executive’s life expected to become due before the end of the term of the Employment Agreement, subject to the payments terms as set forth above.

Notwithstanding any other provision of the Employment Agreement, the payments or benefits to be made or afforded to the Executive under the Employment Agreement when aggregated with any other "parachute payments" (as defined under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”)) as compensation that becomes payable or accelerated due to a Change of Control payable under any plans, agreements, or policies of the Bancorp or Bank, shall be reduced to the highest amount permissible under Sections 280G and 4999 of the Code before the Executive becomes subject to the excess parachute payment excise tax under Section 4999 of the Code and the Bancorp or Bank loses all or part of its compensation deduction for such payments.

During a period of one year following his termination of employment, the Executive may not directly for himself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Bancorp or the Bank: (i) who has access to, or possesses, confidential information, trade secrets, or other knowledge regarding the Bancorp or the Bank that could give a competitor of the Bancorp or the Bank an unfair advantage; (ii) who, within the one year period preceding Executive’s separation from employment, has serviced or established goodwill with the Bancorp’s or the Bank’s customers or clients or acquired confidential information about those customers or clients; or (iii) who reported directly or indirectly to the Executive during Executive’s last year of employment, to terminate his employment for the purpose of joining, associating, or becoming employed with another person, business organization or other entity that is in competition with any product or service provided by the Bancorp or the Bank, or any business or activity of the Bancorp or the Bank. Executive also agreed that during his employment with either the Bancorp or the Bank, and for a period of one year following his termination, Executive may not directly for himself or for any third party, encourage or induce any customer of the Bancorp or the Bank to cease doing business with the Bancorp or the Bank.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by reference to the full terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following document(s) are herewith filed as an exhibit to this report.

Exhibit No.	Description
10.1	Employment Agreement, dated June 28, 2021, by and among Finward Bancorp, Peoples Bank and David A. Bochnowski.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Finward Bancorp
Date: July 1, 2021

	By:	/s/ Peymon S. Torabi
Printed Name: Peymon S. Torabi
Title: Executive Vice President, Chief Financial Officer and Treasurer